EXHIBIT 10.1

AGREEMENT

     This Agreement (this “Agreement”) is entered into as of March 5, 2003, by and among Nextel Communications, Inc., a Delaware corporation (the “Company”), Digital Radio, L.L.C., a Washington limited liability company (“Investor”) and Craig O. McCaw (“Individual”).

     Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth in Article 5 of this Agreement.

Recitals

     A.     On April 4, 1995, the Company, Investor and Individual entered into the Securities Purchase Agreement (as amended through the date hereof, the “SPA”).

     B.     Pursuant to the SPA, on July 28, 1995, Investor purchased, among other things, shares of Class A Convertible Redeemable Preferred Stock of the Company (“Class A Preferred Stock”) and shares of Class B Convertible Preferred Stock of the Company (“Class B Preferred Stock”).

     C.     Prior to the Effective Date of this Agreement, as the holder of the Class A Preferred Shares, Investor had elected three representatives to the Board of the Company (the “Investor Directors”).

     D.     Also on April 4, 1995, the Company and Eagle River, Inc., a Washington corporation (“Eagle River”) entered into a Management Support Agreement (the “Management Support Agreement”) and an Incentive Option Agreement (the “Incentive Option”).

     E.     The Company, Investor and Individual desire to terminate certain agreements and modify their relationships as provided in this Agreement.

     F.     The Incentive Option is not being modified and, in accordance with its terms, will remain exercisable until April 4, 2005.

Agreement

1. Termination of Agreements

     1.1 Termination of SPA. On the Effective Date, the SPA will terminate. From and after the Effective Date, the SPA will be void and have no further force or effect.

     1.2 Termination of Management Support Agreement. On the Effective Date and from and after effective the Effective Date, the Company and Eagle River will terminate the Management Support Agreement.

2. Conditions to Effectiveness

     2.1 Effective Date. The Effective Date of this Agreement shall be the date when all of the following actions have been taken (the “Effective Date”):

a.	Investor shall have caused each of the Investor Directors to submit his resignation as a director to the Company, which shall provide that such resignations shall be effective upon acceptance by action of a majority of the members of the Company’s Board (excluding the Investor Directors).

b.	The Operations Committee shall have acted by the vote of a majority of its Members at a meeting duly called, convened and held, or by unanimous action of the Operations Committee, to terminate the existence of the Operations Committee, and such action shall have been approved and ratified by the Company’s Board.

c.	Investor as the holder of the all the issued and outstanding shares of Class A Preferred Stock shall have delivered written notice to the Company that the holder elects to convert all the outstanding shares of Class A Preferred Stock into shares of Class A Common Stock of the Company (“Class A Common Stock”).

d.	Investor as the holder of the issued and outstanding shares of Class B Preferred Stock shall have surrendered certificates together with instruments of transfer duly executed for all the outstanding Class B Preferred Stock in exchange for 82 shares of Class A Common Stock.

     2.2 Post-Effective Date Covenant. The Company, Investor and Individual will each use its or his respective best efforts to cause each of the actions contemplated by this Section 2.2 to occur as promptly as practicable after the Effective Date.

a.	The Directors of the Company shall elect J. Timothy Bryan to serve the remainder of the term for the vacancy created by his resignation until the annual stockholders meeting of the Company in 2003.

b.	Conditional upon receiving a Required Letter, the Directors of the Company shall elect Individual to serve the remainder of the term for the vacancy created by his resignation until the annual stockholders meeting of the Company in 2004.

c.	Conditional upon receiving a Required Letter, the Directors of the Company shall elect Dennis M. Weibling to serve the remainder of the term for the vacancy created by his resignation until the annual stockholders meeting of the Company in 2005.

d.	Contemporaneously with the actions contemplated in Section 2.2 a., b. and c. the Directors of the Company shall approve and the Company shall execute indemnification agreements with Individual and Messrs. Bryan and Weibling granting to them the same indemnification granted to other non-management directors of the Company.

3. Sole Wireless Play

     3.1 Exclusive Wireless Participation. From and after the Effective Date, neither Investor nor any Controlled Affiliate shall: (i) except as contemplated by Section 3.2, directly or indirectly acquire or seek to acquire any license granted by the FCC for two-way terrestrial-based mobile wireless communications systems, (ii) except for an investment constituting not more than 3% of the outstanding common stock of AT&T Corporation owned by Individual and for individual investments of not more than $100,000, own any direct or indirect equity interest in a Person that engages or proposes to engage in two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America, (iii) serve as an officer, director, employee, manager or consultant of or to a Person that engages or proposes to engage in two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America unless in each such instance the opportunity to acquire the FCC license, own the equity interest or serve in that capacity (each a “Wireless Opportunity”) was first offered to the Company pursuant to Section 3.2. Ownership by Investor or any Controlled Affiliate of securities of Western Wireless, Inc. constituting less than three percent (3%) of its outstanding capital stock and the purchase of additional securities therein for aggregate consideration of not more than $1,000,000 in the aggregate shall not be a violation of this Section 3.1 or Section 3.2. The terms of this Section 3.1 shall continue to apply to Investor and all Controlled Affiliates until February 13, 2004. As used in this Agreement, “mobile” systems include all vehicular and other portable (hand held or otherwise) systems.

     3.2 First Right to Wireless Opportunity. If Investor or any of the other Controlled Affiliates becomes aware of a Wireless Opportunity, that Person shall give notice to the Company under Section 6.2 of the Wireless Opportunity and, to the extent known, of the circumstances surrounding the Wireless Opportunity. As promptly as practicable following such notification, the President shall report to the Board his recommendation concerning whether the Company should pursue the Wireless Opportunity. Following the report of the President, not more than 30 days after such notification, a majority of Disinterested Directors will elect whether or not to pursue such Wireless Opportunity. If the Company elects not to pursue such Wireless Opportunity, Investor, Individual and their respective Affiliates shall be free to pursue that Wireless Opportunity for its, his or their own account on terms no more favorable to the other party than those offered to the Company. The Company, Investor and Individual shall use their respective good faith best efforts to create and put in place appropriate mechanisms to ensure reasonable and effective protection for confidential information of Investor or Individual disclosed pursuant to this Section 3.2.

     3.3 Confidential Information and Actual or Potential Conflicts. If Investor, Individual or any of the other Controlled Affiliates pursued a “wireless opportunity” under Section 8.3(b) of the SPA or pursues a Wireless Opportunity for its or their own account as permitted by Section 3.2, the Company, Investor and Individual shall use their respective good faith best efforts to create and put in place appropriate mechanisms to ensure reasonable and effective protection for confidential information of the Company and otherwise to minimize the prospect of any apparent or actual conflict of interest between pursuit of such Wireless Opportunity and the conduct of the Company’s wireless communications businesses. The obligations of Investor and Individual under the preceding sentence shall continue for so long as it or he, or any of their respective Affiliates, equity holders, officers, directors, managers, employees or nominees are or is proposed to be a Director or an officer of the Company, and shall be in addition to, and not a limitation on or in lieu of, any other obligations imposed on such Persons or entities pursuant to applicable Law or fiduciary obligations.

4. Representations and Warranties

     4.1 By Company. The Company hereby represents and warrants to Investor and Individual that:

a.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate or other power and authority to carry on its business as now conducted, and to enter into and to perform this agreement.

b.	The Company has taken all necessary corporate action to authorize the execution and delivery and, when the actions necessary to the Effective Date have occurred, the performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles.

c.	To the best of the Company’s knowledge, it has complied with all of its obligations and performed all of its duties under the SPA to and including the Effective Date, and it is not aware of any existing breach by Individual or Investor of their respective obligations or duties under the SPA.

     4.2 By Investor. Investor hereby represents and warrants to the Company that:

a.	The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Washington and has all requisite limited liability company or other power and authority to carry on its business as now conducted, and to enter into and to perform this agreement.

b.	The Investor has taken all necessary action to authorize the execution and delivery and the performance of this Agreement. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles.

c.	To the best of the Investor’s knowledge, it has complied with all of its obligations and performed all of its duties under the SPA to and including the Effective Date, and it is not aware of any existing breach by the Company of its obligations and duties under the SPA.

     4.3 By Individual. Individual represents and warrants to the Company that:

a.	Individual is a resident of the State of Washington and is authorized to execute, deliver and perform this Agreement without the need to obtain the consent or approval of any third party (other than any such consent or approval already obtained). This Agreement has been duly executed and delivered by Individual and constitutes a valid and binding agreement of Individual enforceable against Individual in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles.

b.	Individual Controls Eagle River and Eagle River has taken all necessary corporate action to authorize the termination of the Management Support Agreement.

c.	To the best of the Individual’s knowledge, he and his Controlled Affiliates have complied with all of his and their respective obligations and performed all of its duties under the SPA to and including the Effective Date, and he is not aware of any existing breach by the Company of its obligations and duties under the SPA.

5. Definitions

5.1 Certain Definitions

     “Affiliate” means, as to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing; provided, that the term “Controlled Affiliate” as used herein includes Individual and any Affiliate of Individual that is, at the relevant time, Controlled by Individual; and further provided, that the Company and Investor shall not be deemed to be direct or indirect Affiliates of each other.

     “Board” means the Board of the Company.

     “Directors” means any and all of the duly elected members of the Board.

     “Disinterested Director” means with respect to any contract or transaction between the Company and any other Person that is the subject of any vote by the Board, members of the Board who would not be a party to, or who would not have a financial interest in, such contract or transaction (an “Interested Party”) and are not at the time of such vote and are not expected to become following such vote either Directors of the Company who are nominees of, or who are Affiliates of, such an Interested Party or officers, directors, or employees of, and do not have (and are not expected to receive) a financial interest in, such an Interested Party. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person is the beneficial owner of any voting securities of the Company, but no Director that is an Affiliate of Investor or of any of its Controlled Affiliates shall be a Disinterested Director for purposes of considering any Wireless Opportunity or any transaction with Investor or any of its Affiliates.

     “FCC” means the Federal Communications Commission.

     “Governmental Authority” means any governmental or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether domestic or foreign, federal, state or local.

     “Law” means any domestic or foreign, federal, state or local law, statute, ordinance, rule or regulation.

     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other, entity of whatever nature or a group, including without limitation any pension, profit sharing or other benefit plan or trust.

     “Required Letter” means an undated resignation letter from the individual being elected which resignation can be accepted by the Board if the stockholders of the Company do not ratify his election at the next annual meeting of the Company’s stockholders.

5.2 Other Definitional Provisions.

a.	All terms defined in this Agreement have the defined meanings when used in any certificate, report or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

b.	Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

c.	As used herein, the neuter gender also denotes the masculine and feminine, and the masculine gender also denotes the neuter and feminine, where the context so permits.

d.	The words “include,” “including” and “or” mean without limitation by reason of enumeration.

6. General

     6.1 Public Announcements. Except as required by Law, the exercise of fiduciary duty or the policies or rules of any stock exchange (or the NASDAQ-NMS) on which the Company’s securities are listed, the form and content of all press releases or other public communications of any sort relating to the subject matter of this Agreement, and the method of their release, or publication thereof by any of the parties hereto or their respective Affiliates, shall be subject to the prior approval of Investor and the Company, which approval shall not be unreasonably withheld or delayed.

     6.2 Notices. All notices, demands, requests, certificates or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (i) hand delivered, (ii) sent by facsimile transmission or by tested or otherwise authenticated telex or cable, (iii) one day after sent by commercial courier guaranteeing next business day delivery or (iv) five days after posting in the United States mail having been sent by registered or certified mail return receipt requested, addressed as follows:

(i)	if to Company:

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 Attention: Timothy M. Donahue, President Facsimile: (703) 433-4352

with a copy to:

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 Attention: Leonard J. Kennedy, General Counsel Facsimile: (703) 433-4846

(ii)	if to Individual or Investor:

Digital Radio, L.L.C. 2320 Carillon Point Kirtland, WA 94104-2675 Attention: Dennis Weibling Facsimile: (206) 828-8060

with a copy to:

Digital Radio, L.L.C. 2320 Carillon Point Kirtland, WA 94104-2675 Attention: J. Timothy Bryan Facsimile: (206) 828-8060

Any communication delivered after business hours or on a Saturday, Sunday or legal holiday at the place designated in such delivery shall be deemed for purposes of computing any time period hereunder to have been delivered on the next business day.

     6.3 Expenses. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by Investor or the Company, incurred in connection with this Agreement or the other agreements contemplated hereby.

     6.4 Benefits; Assignment. The provisions of this Agreement shall be binding upon, and inure to the benefit of, Investor and the Company and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Investor and the Company and their respective successors and permitted assigns any rights, remedies or obligations under or by reason of this Agreement. None of the rights or obligations of the Company hereunder may be assigned without the consent of Investor. None of the rights of the Investor or Individual hereunder may be assigned without the consent of the Company.

     6.5 Entire Agreement; Amendment and Waiver. This Agreement (which includes the Exhibits and Annexes hereto) and the other documents to be executed pursuant to Section 1.2 and the Required Letters to which either Investor or any of its Controlled Affiliates or the Company is a party constitute the entire agreement between Investor and its Controlled Affiliates, on the one hand, and the Company, on the other hand, with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between Investor and its Controlled Affiliates, on the one hand, and the Company, on the other hand, with respect to the subject matter hereof and thereof. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the parties hereto. No waiver by either party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by such party. Any waiver by a party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     6.6 Headings. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

     6.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

     6.8 Remedies.

a.	Each of Investor and its Controlled Affiliates, on the one hand, and the Company, on the other hand, acknowledges that the other party (or parties) would not have an adequate remedy at Law for money damages in the event that any of the covenants or agreements of such party in this Agreement was not performed in accordance with its terms, and it is therefore agreed that each of Investor and its Controlled Affiliates, on the one hand, and the Company, on the other hand, in addition to and without limiting any other remedy or right such party may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach and enforcing specifically the terms and provisions hereof, and each of Investor and its Controlled Affiliates, on the one hand, and the Company, on the other hand, hereby waive any and all defenses such party may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

b.	All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     6.9 Severability. In the event that any provision of this Agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     6.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     6.11 Communications Act. Nothing in this Agreement is intended or shall be construed to diminish or affect the control of the Company or any of its subsidiaries over any FCC licenses held by the Company or such subsidiary in any manner prohibited by the Communications Act of 1934, as amended, or the rules and regulations issued by the FCC.

     6.12 Further Assurances. Each of Investor and Individual (and his Controlled Affiliates, if appropriate) will cooperate with the Company in effecting the amendment or termination of other documents (such as, without limitation, the Company’s Certificate of Incorporation and By-Laws) that may, in the Company’s reasonable judgment, be necessary or desirable to reflect, confirm or conform to the matters and actions contemplated in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

NEXTEL COMMUNICATIONS, INC

By: /s/ Leonard J. Kennedy

Name: Leonard J. Kennedy
Title: Senior Vice President and General Counsel

DIGITAL RADIO, L.L.C

By: /s/ Craig O. McCaw

Name: Craig O. McCaw
Title: Chairman and Chief Executive Officer

/s/ Craig O. McCaw

CRAIG O. McCAW, for his sole and separate estate